Exhibit 99.(c)(10)

February 23, 2005
REVISED DRAFT

Mercury Air Group, Inc.

STEPS TO BE TAKEN BY SPECIAL COMMITTEE of Mike Janowiak (Chair) and Angelo Pusateri, Independent Directors of Mercury Air Group, Inc. (“Mercury”), in considering and voting on a reverse/forward stock split in connection with Mercury delisting its common stock from the American Stock Exchange (“AMEX”) and deregistering its common stock under the Securities Exchange Act of 1934 (“Exchange Act”), including the following:

To be Provided by:

Board of Directors	*1.	Establish scope and responsibilities of Special Committee (i.e., should Mercury delist and deregister its common stock by implementing a reverse/forward stock split?)

Special Committee McKinzie	*2.	Confirm independence of Special Committee members and discuss business judgment rule (duties of loyalty and due care)

Czyzyk Kopko	3.	Obtain and review management’s summary of proposed transaction that will reduce the stockholders of record of Mercury’s common stock to less than 300

Special Committee	*4.	Confirm engagement of Bingham McCutchen as Special Committee’s independent counsel

McKinzie Imperial Capital	*5.	Confirm engagement and negotiate terms of engagement of Imperial Capital (“IC”) as independent financial adviser to Special Committee to opine as to the fairness, from a financial point of view, of the issuance of shares and/or cash paid to holders of fractional shares of Mercury’s common stock in connection with a reverse/forward stock split. In addition, IC (a) will identify public companies who have used a reverse stock split in order to reduce their holders of record to less than 300, and (b) will provide an analysis of trading volume and price fluctuations (i) for an appropriate historical period for the Company, and (ii) pre and post delisting for companies that have delisted from a major market exchange or NASDAQ and whose shares thereafter trade on the Pink Sheets.

To be Provided by:

Imperial Capital	6.	Review trading volume and price fluctuation on AMEX for Mercury’s common stock and consider the likely trading range for the post reverse/forward split shares on the Pink Sheets and determine whether this is an acceptable trading range

Imperial Capital Special Committee	7.	Review press releases and other desired data on companies who recently have delisted and/or deregistered and the stated reasons therefore

Czyzyk Kopko	8.	Enumerate and determinate relative importance of advantages and disadvantages of delisting/deregistering

Czyzyk Kopko Consultants	9.	Have management and Audit Committee consultants quantify in a written report anticipated cost savings resulting from delisting/deregistration

Audit Committee Management	10.	Have management verify that current or proposed outside audit firm will not require Sarbanes-Oxley standards (e.g., Section 404) as “best practice” in order to render clean opinion on audited financial statements

Czyzyk Kopko	11.	Ask management to submit for Special Committee consideration its proposed plan for corporate governance (e.g., majority of independent directors, independent director approval of related party transactions, continuance of compensation committee and audit committee, etc.) and communications with stockholders (quarterly financial reports, audited financial statements, etc.) after delisting/deregistration

Lovett	12.	Receive confirmation from management that any necessary approvals or modifications under the Credit Agreement with Bank of America or any other contracts with third parties have been obtained, including requirements to issue financial reports in accordance with the Exchange Act or to file reports with the SEC

Lovett	13.	Receive confirmation from management that no registration rights exist and ask management to set forth the manner in which outstanding stock options, warrants and convertible preferred stock will be adjusted and shares issued thereunder if exercised or converted

To be Provided by:

Special Committee:	14.	Negotiate with Mercury the price to be paid for fractional shares and verify that proposed transaction, if implemented, would result in fewer than 300 stockholders of record for Mercury’s common stock

McKinzie	15.	Consider and report on litigation risks

Management	16.	Consider any increase in the percentage ownership of Mercury by the significant owners of Mercury’s common stock resulting from the proposed transaction (e.g., Messrs. Czyzyk and Kopko)

Management	17.	Consider the amount and source of funding for payment of fractional shares

Lovett	18.	Have management confirm that employment agreements will not be affected by the proposed transaction (e.g., change of control provisions) or, if affected, set forth how affected

Special Committee Imperial Capital	19.	Review with Imperial Capital alternatives other than the proposed transaction

Czyzyk Management	20.	Confirmation from management that a market maker will gather, review and retain certain information about Mercury and file a Form 211 with the NASD OTC Compliance Unit in accordance with SEC Rules 15c2-11 so as to initiate a quotation on the Pink Sheets

Special Committee	21.	After thorough, deliberate and careful consideration of the foregoing and any other material information, the Special Committee should determine whether to recommend the proposed transaction to Mercury’s full Board of Directors as being in the best interests of Mercury and its stockholders

*completed at meeting of Special Committee on 2/16/05

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